Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2014 Fourth Quarter Earnings and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--March 9, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the fourth quarter and twelve months ended December 31, 2014. The Company reported net income of $633,000 for the fourth quarter and a net loss of $4.2 million for the twelve months ended December 31, 2014 compared to a net loss of $402,000 and $350,000 for the same periods in 2013. During 2014, the Company raised $24 million in capital and executed an asset resolution plan, a process to identify and value for disposal various impaired legacy loans and foreclosed real estate. The charge for the asset resolution plan was taken in the third quarter of 2014. The Bank’s classified assets as of December 31, 2014 totaled $16.8 million, resulting in a classified to capital ratio of 23.7% compared to total classified assets of $50.4 million and a classified to capital ratio of 89.7% at year end 2013. The 66.0% decline in the classified to capital ratio is the result of continued focus on improving asset quality combined with the capital raise and asset resolution plan execution.

The Bank was well capitalized at December 31, 2014 with capital ratios increasing during the year as a result of the capital raise and continuing progress in restructuring the balance sheet. At December 31, 2014, the Bank reports total risk based capital of 14.7%, Tier 1 risk based capital of 13.5%, and a leverage ratio of 7.2%. At December 31, 2013, the Bank had total risk based capital of 10.9%, Tier 1 risk based capital of 9.7%, and a leverage ratio of 5.5%. At December 31, 2014, the Company had total risk based capital of 15.0%, Tier 1 risk based capital of 11.6%, and a leverage ratio of 6.2%, as compared to 10.7%, 6.3%, and 3.6%, respectively, at December 31, 2013.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.2 million and $20.7 million for the three and twelve months ended December 31, 2014, respectively, as compared to $5.3 million and $20.3 million for the same periods in 2013. Net interest margin annualized for the three and twelve months ended December 31, 2014 was 2.6% and 2.6%, respectively, as compared to 2.7% and 2.6% as of December 31, 2013. Although fairly constant, our net interest margin continues to be impacted for 2014 by elevated levels of nonperforming loans and lower rates on new and renewing loans in response to competitive pressures. Cost of funds continues to improve as interest expense declined to $2.0 million and $8.1 million for the three and twelve months ended December 31, 2014, respectively, as compared to $2.1 million and $8.8 million for the same periods in 2013, due to a shift in deposit mix from time deposits to demand deposits and lower rates on new and renewing deposits.

Non-Interest Income:

Non-interest income was $3.3 million and $11.1 million for the three and twelve months ended December 31, 2014, respectively, compared to $1.8 million and $7.2 million for the same periods in 2013. During 2014, other non-interest income includes nonrecurring settlements reached with certain third party payment processors of $822,000 and $3.9 million for the quarter and twelve months ended December 31, 2014, respectively. The Company additionally reported gains on the sale of loans held for sale of $1.2 million for the three and twelve months ended December 31, 2014. During the first quarter of 2013, there was a nonrecurring deposit premium of $586,000 recognized from the sale of two branches to First Bank. In addition, other services charges, commissions and fees was $500,000 lower for the three and twelve months ended December 31, 2014 as compared to the same periods in 2013 due to lower premium income received on the sale of government guaranteed loans.

Non-Interest Expense:

Non-interest expense totaled $7.9 million and $28.1 million for the three and twelve months ended December 31, 2014, respectively, compared to $7.5 million and $27.8 million for the same periods in 2013. During the fourth quarter of 2014, the Company incurred $1.2 million in expenses due to the prepayment of $17.0 million in borrowings from the Federal Home Loan Bank of Atlanta. During this same period of 2013, the Company accrued $1.2 million for a settlement related to a U.S. Department of Justice investigation of ACH third party payment processors.

Balance Sheet:

Total assets were $820.8 million at December 31, 2014, a slight decline when compared to $821.5 million at December 31, 2013. Cash, cash equivalents, and investments were $332.1 million at December 31, 2014, an increase of $41.1 million or 14.1% from the total of $291.0 million at December 31, 2013. Outstanding gross loans declined to $452.3 million at December 31, 2014 from $492.7 million at December 31, 2013 due to pay downs and payoffs on existing loans, problem loan write-downs, and a transfer of loans to held-for-sale in anticipation of near term loan sales. Total liabilities were $780.1 million at December 31, 2014, a decrease of $19.8 million from $799.9 million at December 31, 2013. This was primarily the result of pay downs in long-term borrowings of $17.0 million and $22.0 million for the three and twelve months ended December 31, 2014, respectively, offset by an increase in total deposits of $3.6 million for the twelve months ended December 31, 2014 .

Total shareholders' equity increased $19.1 million to $40.7 million at December 31, 2014 from $21.6 million at December 31, 2013. This increase resulted primarily from the capital raise. With the effect of the capital raise, book value per share decreased to $1.27 per share at December 31, 2014 compared to $2.71 per share at December 31, 2013.

Asset Quality:

Nonperforming loans totaled $10.1 million at December 31, 2014, a decrease of $17.2 million from $27.3 million at December 31, 2013. Foreclosed assets totaled $3.8 million at December 31, 2014 compared to $8.5 million at December 31, 2013, a reduction of $4.7 million. Total nonperforming assets were $13.9 million or 1.7% of total assets at December 31, 2014, as compared to $35.8 million or 4.4% of total assets at December 31, 2013. The declines in nonperforming loans and foreclosed assets were primarily the result of charge-offs, write-downs, and disposals from the execution of the asset resolution plan. These declines additionally contributed to declines in the allowance for loan and lease losses to $9.4 million or 2.1% of gross loans compared to $11.6 million or 2.4% of gross loans as of December 31, 2013.

Chairman, President, and Chief Executive Officer Ayden R. Lee, Jr. states, “We are pleased to report positive earnings for the fourth quarter of 2014, as we continue to move forward with improvements in our operations made possible by the capital raise and execution of the asset resolution plan. These changes position the Company for the future by significantly improving capital ratios and asset quality. We continue to reposition the balance sheet for growth and have many positive initiatives underway that will allow us to offer new products and services to our customer base. The support of our shareholders, customers, and employees is vital to our success and, as always, is greatly appreciated.”

With $820.8 million in total assets as of December 31, 2014, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer